[Board of Governors of the Federal Reserve System Letterhead]

September 11, 1999

Mr. Paul Vambutas
Credit Suisse First Boston
Eleven Madison Avenue
New York, NY 10010

Ms.  Cheryl Watson
USA Group
30 South  Meridian  Avenue
Indianapolis,  IN 46204

Dear Mr.  Vambutas and Ms. Watson:

In a letter of July 22, 1999, Messrs. Kravitt and Karp of Mayer, Brown & Platt inquired on behalf of USA Group, Inc. and Credit Suisse First Boston Corporation about the appropriate risk weight of senior asset-backed securities that are issued by a securitization trust and secured by student loans conditionally guaranteed by a U.S. government agency. Specifically, they wanted to know whether investors could treat the existing and proposed asset-backed securities described in the letter as indirect holdings of student loans that are conditionally guaranteed by the U.S. Department of Education and, thus, eligible for the 20 percent risk category.

The issuer is a limited purpose, bankruptcy remote entity that issues senior asset-backed securities. Our understanding is that the underlying assets collateralizing the asset-backed securities are student loans originated under the Federal Family Education Loan Program. These loans are conditionally guaranteed by the U.S. Department of Education through a program that reinsures the guarantees of the loans by state or nonprofit agencies. If the state or nonprofit agency guarantors are unable to fulfill their contractual obligations, then holders of the student loans may submit insurance claims directly to the Department of Education.

The guarantee is considered conditional because it is only valid as long as the student loans are originated and serviced in accordance with the criteria set forth under the Higher Education Act of 1965, as amended. Under the conditional guarantee, if a borrower defaults on a student loan, e.g., has payments that are 270 days past due for loans repayable in monthly installments, then the state or nonprofit agency that guaranteed the loan would reimburse the holder of the loan for 100 percent of the unpaid principal balance, as well as accrued unpaid interest. For guaranteed student loans disbursed on or after October 1, 1993, in which the lender must retain a 2 percent share in the risk of the loan, the state or nonprofit agency would reimburse 98 percent of the unpaid principal.

As noted above, you seek a determination that senior asset-backed securities secured by student loans conditionally guaranteed by the U.S. Department of Education qualify for the 20 percent risk category. Such a treatment would require the Federal Reserve to "look through" to the guaranteed portion of the underlying student loans in order to apply the lower risk weight since the securities are issued by a private sector obligor that is otherwise assigned to the 100 percent risk category. As you know, the Federal Reserve's risk-based capital guidelines provide for such a look-through approach for privately-issued mortgage-backed securities.

In order to be treated as an indirect holding of the underlying assets and eligible for a preferential risk weight, privately-issued mortgage-backed securities must meet the following criteria: 1) The underlying assets are held by an independent trustee and the trustee has a first priority, perfected security interest in the underlying assets on behalf of the holders of the security; 2) Either the holder of the security has an undivided pro rata ownership interest in the underlying mortgage assets or the trust or single purpose entity (or conduit) that issues the security has no liabilities unrelated to the issued securities; 3) The security is structured such that the cash flow from the underlying assets in all cases fully meets the cash flow requirements of the security without undue reliance on any reinvestment income; and 4) There is no material reinvestment risk associated with any funds awaiting distribution to the holders of the security.

At the time these "look through" criteria were adopted for privately-issued mortgage-backed securities, which are generally supported by lower risk-weighted mortgage assets, few if any non-mortgage assets were being securitized that would have warranted a lower risk weight. You have represented that the senior student loan-backed securities meet all of the above mentioned criteria that enable privately-issued mortgage-backed securities to obtain the lower preferential capital treatment.

From the information contained in your letter, Federal Reserve staff believes that the above described senior student loan-backed securities may be assigned to the 20 percent risk category to the extent the underlying student loans are conditionally guaranteed by the U.S. Department of Education. As a result, only 98 percent of senior securities that are backed by student loans that have been disbursed on or after October 1, 1993, in accordance with the 2 percent lender risk sharing provisions, would be eligible for assignment to the 20 percent risk category. This 98 percent treatment would apply to senior securities that are entirely backed by 98 percent guaranteed student loans, as well as those that are partially backed by such loans and partially backed by 100 percent guaranteed student loans. This determination is based on the information presented in the letter of July 22, 1999. If the situation is, in fact, different or if it changes, then this treatment may not apply.

If you have any questions, please contact Tom Boemio at (202) 452-2982.

Sincerely,


/s/  Roger Cole
Roger Cole, Associate Director
Federal Reserve Board

cc:      Jason H.P. Kravitt
         Andrew T. Karp
             Mayer, Brown & Platt